Exhibit 99.1

Contacts

Julie LeberLauren Burgos

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.5172 ext. 703949.427.5172, ext. 704

julie@spotlightmarcom.com lauren@spotlightmarcom.com

Strategic Storage Growth Trust, Inc. Opens New Self Storage Facility in Asheville, North Carolina

ASHEVILLE, N.C. – (April 5, 2018) – Strategic Storage Growth Trust, Inc. (SSGT), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today that the company has opened a new, two-story self storage facility located at 3173 Sweeten Creek Road in Asheville, North Carolina.

“We are pleased to open this new, self storage facility in the heart of Asheville, the largest city in Western North Carolina,” said H. Michael Schwartz, chairman and chief executive officer. “Centrally located on the alternate route of U.S. Highway 25 and just south of Mills Gap Road, the facility provides convenient access to quality self storage with a number of amenities.”

The indoor storage facility is 100 percent climate controlled and features covered loading and unloading areas, computerized lobby access, elevators and moving carts. The property is under video surveillance and is well-lit.

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 25 operating self storage facilities located in 10 states comprising approximately 17,000 self storage units and approximately 1.9 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rentable square feet of storage space once completed.

About SmartStop Asset Management, LLC

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has approximately $1.5 billion of real estate assets under management, including 113 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 71,000 units and 8.2 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as three senior housing communities with approximately 350 beds and 250,000 rentable square feet of space. SmartStop is the sponsor of Strategic Storage Trust II, Inc., Strategic Storage Growth Trust, Inc., and Strategic Storage Trust IV, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

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